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                                                                   Exhibit 99.06

        CONTACT
        Kristy Jarosh, Red Whistle Communications
        +1 (503) 790-9042
        kjarosh@redwhistle.com

        Bob Bogard, Geoworks
        +1 (510) 814-5811
        bbogard@geoworks.com


GEOWORKS NAMES ANDREW COLE, HEAD OF RENAISSANCE STRATEGY'S WIRELESS PRACTICE, TO
                               BOARD OF DIRECTORS

    Cole Brings Wireless E-Commerce Strategy and Expertise to Geoworks Board

ALAMEDA, Calif. (May 2, 2000) - Geoworks Corporation (Nasdaq: GWRX), a pioneer in mobile data communications services and technologies, today announced the appointment of Andrew J. Cole, Vice-President at Renaissance Worldwide Strategy, Inc., to the company's Board of Directors.

"Andrew Cole and Renaissance Strategy have established a strong reputation for providing high-impact strategic advice and direction to leaders in the global wireless and telecommunications industries," said Dave Grannan, President and CEO of Geoworks. "We are excited that Andrew has agreed to share his wireless expertise and industry insight with Geoworks as a valued member of our Board of Directors."

Currently, Cole is a Vice President and Head of the Global Wireless Practice at Renaissance Strategy, a strategy and e-business consulting firm focused on the global information industries. In this role, he works with industry leaders, helping craft the strategic destination of clients within the wireless space. Cole and Renaissance Strategy have particular expertise in the wireless data and e-commerce arena. Cole and Renaissance strategy are regularly called upon by business and trade publications such as Forbes and The Wall Street Journal for their expert commentary on the issues driving the wireless industry. Cole is also a noted speaker at leading industry trade shows, such as the forthcoming PCIA GlobalXChange show in Chicago.

"Geoworks has a strong ability to respond to the dynamic needs of the exploding wireless technology market with constantly evolving mobile communications services and solutions," said Andrew J. Cole. "I am impressed by the vision and innovative spirit of Geoworks' leaders, and I look forward to helping advance the company's leadership position in the mobile data technology and services market."

Prior to his position at Renaissance Strategy, Cole worked in international business consulting at both EMI Strategic, Inc. and The


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LEK/Alcar Consulting Group. Cole holds a Masters degree from Oxford University in Management Studies and a Bachelor of Science in Economics, Geography and Statistics from the University of Bristol in the United Kingdom.

                       Geoworks Names Andrew Cole to Board of Directors - Page 2

ABOUT GEOWORKS

Geoworks Corporation is a pioneer in wireless data communications services and technologies for the business and consumer markets. The company's vision is to enable mobile Internet access in the business to business and business to consumer markets. Geoworks' Mobile ASP(TM) solution utilizes a flexible combination of its proprietary Premion Server+ technology and its mobile media expertise to enable businesses to reach their mobile customers with relevant and timely information. By licensing its essential Intellectual Property Rights for the Wireless Application Protocol (WAP), Geoworks plays a central role in advancing the worldwide market for mobile devices that enable people to easily and instantly access and interact with information and services. Based in Alameda, California, the company has international offices in Sweden, Japan and the United Kingdom, and can be found on the World Wide Web at http://www.geoworks.com.

ABOUT RENAISSANCE WORLDWIDE

Renaissance Worldwide, Inc. is a global business and technology consulting firm that provides focused solutions for breakthrough performance. Through its core service offerings Renaissance delivers best-in-class services to Fortune 1000 and public sector clients by following its proven Concept-to-Completion(TM) delivery model, designed to optimize time to return on investment and minimize risk throughout the project life cycle. Founded in 1986, the company currently has approximately 5,000 professionals in approximately 70 offices, located in principal cities throughout North America, Europe, and Asia-Pacific. Visit Renaissance on the Web: http://www.rens.com.

                                      # # #

In keeping with U.S. law, Geoworks notes that this press release includes forward-looking statements, including the emergence of, and Geoworks' participation in, the mobile data and technology services market. Actual results may vary significantly due to various risks and uncertainties. Those include, but are not limited to, the following: i) the mobile data and technology services market may not emerge to the degree or timing anticipated; and ii) new technologies and new services are inherently subject to development, timing and consumer acceptance risks. Additional information is available in the Risk Factors and Business discussions in the Company's Forms 10- K, 10-Q and other filings available from the Company or from the Securities and Exchange Commission.